Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Sue Atkinson, 615-320-7532
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS
SECOND QUARTER 2009 RESULTS
     NASHVILLE, Tenn., July 21, 2009 — Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported fully diluted loss per common share available to common stockholders of ($1.33) for the quarter ended June 30, 2009, compared to $0.34 of earnings per fully diluted common share available to common stockholders for the quarter ended June 30, 2008.
     Fully diluted loss per common share available to common stockholders was ($1.34) for the six months ended June 30, 2009, compared to $0.60 of earnings per fully diluted common share available to common stockholders for the six months ended June 30, 2008.
     Net loan growth during the second quarter of 2009 was $70 million, compared to $119 million reported in the first quarter of 2009. Net loan growth for the second quarter of 2009 was negatively impacted by net charge-offs of $44.6 million. At June 30, 2009, Pinnacle’s allowance for loan losses was 1.86 percent of total loans, compared to 1.30 percent at March 31, 2009, and 1.05 percent at June 30, 2008.
     Pinnacle also reported that core funding growth was $96 million during the second quarter of 2009.
     “Our second quarter results reflect significantly increased provisioning due to increased nonperforming loans, credit losses and deterioration in the economies of our principal markets,” said M. Terry Turner, Pinnacle president and chief executive officer. “We have previously disclosed that our second quarter results would reflect significantly increased credit costs associated primarily with our residential construction and land development portfolio. The second quarter results were particularly impacted because we had a concerted effort to thoroughly evaluate this portfolio as well as subjecting maturing loans to modified underwriting procedures. As a result of that review and current economic conditions, many of these loans were partially charged off or placed on nonaccruing status.
     “While we will continue to aggressively address our credit issues, we also will continue to focus on our core business strategies and grow the pre-provision net revenue capacity of this firm during 2009,” Turner said.
SECOND QUARTER 2009 HIGHLIGHTS:
•	Operating results
o	Revenue (the sum of net interest income and noninterest income) for the quarter ended June 30, 2009, amounted to $41.11 million, compared to $36.74 million for the same quarter of last year, an increase of 11.91 percent.

o	Net loss available to common stockholders for the second quarter of 2009 was ($33.2 million), compared to the prior year’s second quarter net income of $7.96 million. Included in the net loss available to common stockholders was $1.47 million of preferred stock dividends and issue costs related to securities issued under the U.S. Treasury’s Capital Purchase Program.
•	Continued balance sheet growth
o	Loans at June 30, 2009, were $3.54 billion, up $511 million from $3.03 billion at June 30, 2008, representing an annual organic growth rate of 16.88 percent.

o	Total deposits at June 30, 2009, were $3.76 billion, up $609 million from $3.15 billion at June 30, 2008, representing a growth rate of 19.3 percent.

o	Core funding (all deposits except time deposits greater than $100,000) amounted to $2.09 billion at June 30, 2009, an increase of 14.3 percent from the $1.93 billion at June 30, 2008.
•	Credit quality
o	Net charge-offs were $44.6 million for the three months ended June 30, 2009, compared to $870,000 for the three months ended June 30, 2008. Net charge-offs as a percentage of average loan balances were 2.81 percent (annualized) for the six months ended June 30, 2009, compared to

0.07 percent (annualized) for the six months ended June 30, 2008. Approximately 48 percent of the second quarter charge-offs were related to a single $21.5 million loss on a loan to a bank holding company disclosed in May of this year.

o	Nonperforming assets were 3.34 percent of total loans and other real estate at June 30, 2009, compared to 0.86 percent at Dec. 31, 2008, and 0.73 percent at June 30, 2008.

o	Past due loans over 30 days, excluding nonperforming loans, were 0.52 percent of total loans and other real estate at June 30, 2009; 0.60 percent at Dec. 31, 2008; and 0.34 percent at June 30, 2008.
•	Capital
o	At June 30, 2009, Pinnacle’s ratio of tangible common stockholders’ equity to tangible assets was 7.4 percent, compared to 6.2 percent at Dec. 31, 2008. Pinnacle’s tangible book value per common share was $10.80 at June 30, 2009, compared to $11.70 at Dec. 31, 2008.

o	At June 30, 2009, Pinnacle’s total risk based capital ratio was 15.0 percent, compared to 13.5 percent at Dec. 31, 2008.
     “We are very pleased with the successful completion of our $115 million common equity capital raise during the quarter and the impact it has had on the capitalization of this firm,” Turner said. “This capital has positioned us to seek permission to redeem the preferred stock we issued to the U.S. Treasury.
     “Our most important strategy since our inception in 2000 has been to hire experienced professionals who are able to attract the market’s best clients, grow loans, deposits and fee-based businesses and apply sound credit practices. We continue to believe that Nashville and Knoxville are two of the most attractive banking markets in the country and that the competitive landscape continues to offer solid growth potential for our firm as evidenced by the continued double digit growth in loans and core funding,” Turner said.
CREDIT QUALITY
•	Allowance for loan losses represented 1.86 percent of total loans at June 30, 2009, compared to 1.05 percent a year ago.

•	Provision for loan losses was $65.32 million for the second quarter of 2009, compared to $2.79 million for the second quarter of 2008.
o	During the second quarter of 2009, the firm recorded net charge-offs of $44.6 million, compared to net charge-offs of $870,000 during the same period in 2008. Annualized net charge-offs to total average loans were 2.81 percent for the six months ended June 30, 2009.
     “Excluding the $21.5 million credit loss to a bank holding company already noted, we are reporting credit losses of $23.03 million during the second quarter of 2009. Based on our current forecasts, we continue to believe that credit losses, excluding the $21.5 million noted above, will approximate 1.00 percent of average loans this year,” Turner said.
     Turner noted that the Nashville real estate market appears to be stabilizing with median home prices reflecting modest increases on a linked-quarter basis and down only 3 percent from June 30, 2008. Residential inventories at June 30, 2009, were down from June 30, 2008, levels with the months of residential inventory approximating eight months for both periods.
     As noted above, Pinnacle reported that nonperforming loans and other real estate owned as a percentage of total loans and other real estate owned increased from 0.86 percent at Dec. 31, 2008, to 3.34 percent at June 30, 2009. The following is a summary of the activity in various nonperforming asset categories for the quarter ended June 30, 2009:

	Balances	Payments, Sales		Balances
(in thousands)	Mar. 31, 2009	and Reductions	Increases	June 30, 2009
Nonperforming loans:
Residential construction & development	$24,467	$14,545	$61,381	$71,303
Other	9,396	10,585	30,214	29,025

Totals	33,863	25,130	91,595	100,328

Other real estate:
Residential construction & development	19,170	5,860	2,924	16,234
Other	647	857	2,821	2,611

Totals	19,817	6,717	5,745	18,845

Total nonperforming assets	$53,680	$31,847	$97,340	$119,173

REVENUE
•	Net interest income for second quarter 2009 was $30.51 million, compared to $27.68 million for the same quarter last year, an increase of 10.22 percent.

o	Net interest margin for the second quarter of 2009 was 2.75 percent, compared to a net interest margin of 2.72 percent for the first quarter of 2009 and 3.24 percent for the same period last year.
•	Noninterest income for the second quarter 2009 was $10.60 million, a 17.04 percent increase over the $9.06 million recorded during the same quarter in 2008.
     “We expected to see a modest increase in our margins from the first quarter of 2009,” said Harold R. Carpenter, Pinnacle’s chief financial officer. “We are optimistic that we will see continued improvement in our margins in the third and fourth quarters of 2009. The reversal of previously accrued loan interest income related to loans that were placed on nonaccrual in the quarter negatively impacted our net interest margin by approximately 10 basis points during the second quarter of 2009.”
     Net interest income was $30.5 million during the second quarter of 2009, which was an all-time high for Pinnacle and represented an increase of 6.3 percent over the first quarter of 2009 net interest income and an increase of 10.2 percent over the second quarter of 2008 net interest income.
     Noninterest income was $10.6 million during the second quarter of 2009, up from the $9.1 million during the second quarter of 2008. Noninterest income declined 19.28 percent on a linked-quarter basis due primarily to a decrease in the amount of gains on the sale of investment securities. During the first quarter of 2009, the firm recorded net gains on the sale of investment securities of approximately $4.3 million as a result of restructuring the bond portfolio, compared to $2.1 million during the second quarter of 2009. Another item contributing to the decrease between the second quarter of 2009 and the first quarter of 2009 in noninterest income was $376,000 of insurance contingency fees collected in the first quarter of 2009.
     During the second quarter of 2009, Pinnacle’s mortgage origination unit sold a record $213.2 million of mortgage loans, compared to $79.7 million during the second quarter of 2008, an increase of 167.5 percent. Gross fees on these loan sales were $3.03 million in the second quarter of 2009, compared to $1.36 million in the second quarter of 2008.
     As of June 30, 2009, the firm employed 129 associates in the investment, trust, mortgage and insurance fee businesses, compared to 108 associates at June 30, 2008, an increase of 19.4 percent in capacity for these business units. Noninterest income during the second quarter of 2009 represented approximately 25.79 percent of total revenues, compared to 24.66 percent for the same quarter in 2008.
NONINTEREST EXPENSE AND TAXES
•	Noninterest expense for the quarter ended June 30, 2009, was $30.61 million, compared to $23.08 million in the second quarter of 2008.

•	Compensation expense was $12.68 million during the second quarter of 2009, compared to $14.75 million during the first quarter of 2009 and $12.50 million during the second quarter of 2008. The decrease in compensation expense between the second quarter of 2009 and first quarter of 2009 was due primarily to the reversal of approximately $1.0 million of incentives previously recorded in the second quarter of 2009.

•	Included in noninterest expense for the second quarter of 2009 was $3.9 million in other real estate expenses, of which $1.1 million was attributable to losses on the sale of other real estate properties.

•	The second quarter of 2009 noninterest expense included the accrual of a $2.3 million special assessment from the FDIC that will be paid during the third quarter of 2009.

•	The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 74.4 percent during the second quarter of 2009, compared to 59.5 percent for the fourth quarter of 2008 and 62.8 percent in the second quarter of 2008.

•	The effective tax benefit rate for the second quarter of 2009 was approximately 42.9 percent, compared to a 26.8 percent effective tax expense rate for the same quarter in 2008.
     “Our effective tax rate continues to reflect various tax saving initiatives,” Carpenter said. “Our current projections indicate that we will approximate a 50 percent effective tax benefit rate for the year ending Dec. 31, 2009.”
     Carpenter noted that the firm would evaluate impairment of goodwill, if necessary, prior to filing its Form 10-Q with the Securities and Exchange Commission.

INVESTMENTS IN FUTURE GROWTH
•	Pinnacle has hired 41 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding in Knoxville at June 30, 2009, were $357.6 million. Pinnacle currently has an additional full-service office under construction in the Fountain City area of Knoxville and another in the Farragut area. Both should open in the fourth quarter of 2009.

•	Pinnacle also has two new Nashville offices under construction — in the Belle Meade area and in Brentwood, Tenn. Both are expected to open in late fourth quarter of 2009, with two existing Brentwood locations consolidating into the new Brentwood office. The firm also plans to locate a new office in the 100 Oaks area of Nashville, which is projected to open in the first half of 2010.

•	Pinnacle’s total associate base at June 30, 2009, was 746.0 full-time equivalents (FTEs), compared to 704.5 at June 30, 2008. Pinnacle anticipates increasing its associate base by approximately 35 associates during the remainder of 2009.
WEBCAST AND CONFERENCE CALL INFORMATION
     Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on Wednesday, July 22, 2009, to discuss second quarter 2009 results and other matters. Interested parties are invited to participate by dialing 1-800-322-9079 and using passcode #18967259. The presentation will also be available via webcast at www.pnfp.com by clicking on the link to the investor relations section of the website.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets.
     The firm began operations in a single downtown Nashville location in October 2000 and has since grown to over $5 billion in assets at June 30, 2009. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. At June 30, 2009, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 31 offices in eight

Middle Tennessee counties and two in Knoxville. The firm is the fastest growing of the 218 national banks chartered in 2000 and in 2009 was added to Standard & Poor’s SmallCap 600 index.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
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Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) the inability of Pinnacle Financial to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) increased competition with other financial institutions; (vi) greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, particularly in commercial and residential real estate markets; (vii) rapid fluctuations or unanticipated changes in interest rates; (viii) the results of regulatory examinations; (ix) the development of any new market other than Nashville or Knoxville; (x) a merger or acquisition; (xi) any activity in the capital markets that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets; (xii) the impact of governmental restrictions on entities participating in the Capital Purchase Program, of the U.S. Department of the Treasury (the “Treasury”); (xiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy; and (xiv) the inability of Pinnacle Financial to secure the approval of the Treasury and its bank subsidiary’s primary federal regulator for the redemption by Pinnacle Financial of the Series A preferred stock sold by Pinnacle Financial to the Treasury in the Capital Purchase Program. A more detailed description of these and other risks is contained in Pinnacle’s most recent annual report on Form 10-K as updated by its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2009. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	June 30, 2009	December 31, 2008

ASSETS
Cash and noninterest-bearing due from banks	$48,244,961	$68,388,961
Interest-bearing due from banks	53,197,920	8,869,680
Federal funds sold and other	8,202,688	12,994,114

Cash and cash equivalents	109,645,569	90,252,755

Securities available-for-sale, at fair value	917,387,417	839,229,428
Securities held-to-maturity (fair value of $8,641,197 and $10,469,307 at June 30, 2009 and December 31, 2008, respectively)	8,697,285	10,551,256
Mortgage loans held-for-sale	27,960,291	25,476,788

Loans	3,544,175,900	3,354,907,269
Less allowance for loan losses	(66,075,358)	(36,484,073)

Loans, net	3,478,100,542	3,318,423,196

Premises and equipment, net	69,375,573	68,865,221
Other investments	36,931,884	33,616,450
Accrued interest receivable	18,105,853	17,565,141
Goodwill	244,116,260	244,160,624
Core deposit and other intangible assets	15,236,635	16,871,202
Other real estate	18,844,859	18,305,880
Other assets	92,339,377	70,756,823

Total assets	$5,036,741,545	$4,754,074,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$470,048,740	$424,756,813
Interest-bearing	360,664,283	375,992,912
Savings and money market accounts	826,467,439	694,582,319
Time	2,104,264,005	2,037,914,307

Total deposits	3,761,444,467	3,533,246,351
Securities sold under agreements to repurchase	215,135,151	184,297,793
Federal Home Loan Bank advances and other borrowings	228,316,728	201,966,181
Federal Funds purchased	—	71,643,000
Subordinated debt	97,476,000	97,476,000
Accrued interest payable	9,007,931	8,326,264
Other liabilities	21,589,323	29,820,779

Total liabilities	4,332,969,600	4,126,776,368

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 95,000 shares issued and outstanding at June 30, 2009 and December 31, 2008	88,877,600	88,348,647
Common stock, par value $1.00; 90,000,000 shares authorized; 32,929,747 issued and outstanding at June 30, 2009 and 23,762,124 issued and outstanding at December 31, 2008	32,929,747	23,762,124
Common stock warrants	3,348,402	6,696,804
Additional paid-in capital	522,567,295	417,040,974
Retained earnings	52,147,201	84,380,447
Accumulated other comprehensive income, net of taxes	3,901,700	7,069,400

Stockholders’ equity	703,771,945	627,298,396

Total liabilities and stockholders’ equity	$5,036,741,545	$4,754,074,764

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Interest income:
Loans, including fees	$39,626,873	$42,227,538	$78,152,618	$87,619,700
Securities:
Taxable	8,393,225	4,792,481	17,480,912	9,429,758
Tax-exempt	1,573,470	1,339,732	3,048,124	2,690,769
Federal funds sold and other	434,684	414,118	864,924	1,195,035

Total interest income	50,028,252	48,773,869	99,546,578	100,935,262

Interest expense:
Deposits	16,420,194	17,719,109	34,153,979	38,804,742
Securities sold under agreements to repurchase	423,274	567,090	784,061	1,399,143
Federal Home Loan Bank advances and other borrowings	2,672,595	2,805,541	5,396,097	5,690,127

Total interest expense	19,516,063	21,091,740	40,334,137	45,894,012

Net interest income	30,512,189	27,682,129	59,212,441	55,041,250
Provision for loan losses	65,320,390	2,787,470	78,929,925	4,378,593

Net interest income (loss) after provision for loan losses	(34,808,201)	24,894,659	(19,717,484)	50,662,657

Noninterest income:
Service charges on deposit accounts	2,568,429	2,684,486	5,045,380	5,258,223
Investment services	1,078,282	1,220,247	1,932,385	2,488,495
Insurance sales commissions	919,342	589,488	2,224,551	1,653,151
Gain on loans and loan participations sold, net	1,633,342	879,824	2,921,114	1,535,912
Net gain on sale of investments securities	2,116,095	1,010,881	6,462,241	1,010,881
Trust fees	641,646	531,458	1,299,354	1,036,458
Other noninterest income	1,645,290	2,142,101	3,852,924	4,442,768

Total noninterest income	10,602,426	9,058,485	23,737,949	17,425,888

Noninterest expense:
Salaries and employee benefits	12,676,044	12,502,540	27,427,093	26,369,277
Equipment and occupancy	4,310,934	3,226,932	8,546,262	7,503,205
Other real estate owned	3,913,628	85,654	4,614,223	139,318
Marketing and other business development	466,201	478,507	905,717	854,378
Postage and supplies	829,548	843,287	1,659,686	1,491,627
Amortization of intangibles	1,164,534	758,033	1,923,067	1,524,066
Other noninterest expense	7,245,521	3,916,573	10,773,386	6,369,214
Merger related expense	—	1,263,622	—	4,315,721

Total noninterest expense	30,606,410	23,075,148	55,849,434	48,566,806

Income (loss) before income taxes	(54,812,185)	10,877,996	(51,828,969)	19,521,739
Income tax expense (benefit)	(23,036,434)	2,916,863	(22,143,426)	5,495,816

Net income (loss)	(31,775,751)	7,961,133	(29,685,543)	14,025,923
Preferred dividends	1,200,694	—	2,388,194	—
Accretion on preferred stock discount	269,612	—	528,954	—

Net income (loss) available to common stockholders	$(33,246,057)	$7,961,133	$(32,602,691)	$14,025,923

Per share information:
Basic net income (loss) per common share available to common stockholders	$(1.33)	$0.36	$(1.34)	$0.63

Diluted net income (loss) per common share available to common stockholders	$(1.33)	$0.34	$(1.34)	$0.60

Weighted average shares outstanding:
Basic	24,965,291	22,356,667	24,242,160	22,248,292
Diluted	24,965,291	23,629,234	24,242,160	23,519,844
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS — UNAUDITED

	Three months ended			Three months ended
	June 30, 2009			June 30, 2008
	Average			Average
(dollars in thousands)	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,517,254	$39,627	4.52%	$2,941,973	$42,228	5.77%
Securities:
Taxable	752,302	8,393	4.47%	380,733	4,792	5.06%
Tax-exempt (1)	159,890	1,573	5.21%	136,216	1,340	5.22%
Federal funds sold and other	93,557	435	2.01%	41,931	414	4.42%

Total interest-earning assets	4,523,003	$50,028	4.49%	3,500,853	$48,774	5.66%

Nonearning assets
Intangible assets	259,954			259,217
Other nonearning assets	218,532			153,449

Total assets	$5,001,489			$3,913,519

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$359,330	$469	0.52%	$379,714	$1,339	1.42%
Savings and money market	774,255	2,415	1.25%	702,933	2,722	1.56%
Certificates of deposit	2,146,495	13,536	2.53%	1,466,685	13,658	3.75%

Total interest-bearing deposits	3,280,080	16,420	2.01%	2,549,332	17,719	2.80%
Securities sold under agreements to repurchase	243,765	423	0.70%	174,847	567	1.30%
Federal Home Loan Bank advances and other borrowings	255,263	1,615	2.52%	208,773	1,687	3.20%
Subordinated debt	97,476	1,058	4.39%	82,476	1,119	5.46%

Total interest-bearing liabilities	3,876,584	19,516	2.02%	3,015,428	21,092	2.81%
Noninterest-bearing deposits	455,709	—	—	398,337	—	—

Total deposits and interest-bearing liabilities	4,332,293	$19,516	1.81%	3,413,765	$21,092	2.48%

Other liabilities	19,404			22,252
Stockholders’ equity	649,792			477,502

Total liabilities and stockholders’ equity	$5,001,489			$3,913,519

Net interest income		$30,512			$27,682

Net interest spread (2)			2.47%			2.85%
Net interest margin (3)			2.75%			3.24%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS — UNAUDITED

	Six months ended			Six months ended
	June 30, 2009			June 30, 2008
	Average			Average
(dollars in thousands)	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,467,136	$78,153	4.55%	$2,851,859	$87,620	6.18%
Securities:
Taxable	734,409	17,481	4.80%	373,929	9,430	5.07%
Tax-exempt (1)	153,959	3,048	5.27%	136,453	2,691	4.60%
Federal funds sold and other	87,255	865	2.16%	50,412	1,195	4.95%

Total interest-earning assets	4,442,759	$99,547	4.57%	3,412,653	$100,936	5.98%

Nonearning assets
Intangible assets	260,340			259,012
Other nonearning assets	232,726			172,116

Total assets	$4,935,825			$3,843,781

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$359,426	$897	0.50%	$392,011	$3,468	1.78%
Savings and money market	745,141	4,355	1.18%	719,416	6,820	1.91%
Certificates of deposit	2,150,962	28,902	2.71%	1,419,792	28,517	4.04%

Total interest-bearing deposits	3,255,529	34,154	2.12%	2,531,219	38,805	3.08%
Securities sold under agreements to repurchase	236,879	784	0.67%	171,997	1,399	1.64%
Federal Home Loan Bank advances and other borrowings	245,132	3,175	2.61%	176,287	3,112	3.49%
Subordinated debt	97,476	2,221	4.59%	82,476	2,578	6.28%

Total interest-bearing liabilities	3,835,016	40,334	2.12%	2,961,979	45,894	3.12%
Noninterest-bearing deposits	436,890	—	—	383,375	—	—

Total deposits and interest-bearing liabilities	4,271,906	$40,334	1.90%	3,345,354	$45,894	2.76%

Other liabilities	21,742			22,456
Stockholders’ equity	642,177			475,971

	$4,935,825			$3,843,781

Net interest income		$59,213			$55,042

Net interest spread (2)			2.45%			2.86%
Net interest margin (3)			2.74%			3.27%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	June	March	Dec	Sept	June	March
(dollars in thousands)	2009	2009	2008	2008	2008	2008

Balance sheet data, at quarter end:
Total assets	$5,036,742	4,952,151	4,754,075	4,337,552	4,106,055	3,889,286
Total loans	3,544,176	3,473,959	3,354,907	3,202,909	3,032,272	2,866,536
Allowance for loan losses	(66,075)	(45,334)	(36,484)	(34,841)	(31,789)	(29,871)
Securities	926,085	868,472	849,781	628,807	521,214	505,377
Noninterest-bearing deposits	470,049	451,418	424,757	457,543	438,458	429,289
Total deposits	3,761,444	3,750,958	3,533,246	3,295,163	3,152,514	2,967,025
Securities sold under agreements to repurchase	215,135	209,591	184,298	198,807	183,188	171,186
FHLB advances and other borrowings	228,317	221,642	273,609	207,239	187,315	168,606
Subordinated debt	97,476	97,476	97,476	97,476	82,476	82,476
Total stockholders’ equity	703,772	631,646	627,298	512,569	481,709	476,772

Balance sheet data, quarterly averages:
Total assets	$5,001,489	4,869,390	4,525,406	4,202,592	3,913,519	3,774,042
Total loans	3,517,254	3,416,462	3,282,461	3,129,549	2,941,973	2,761,745
Securities	912,192	864,280	722,051	590,143	516,949	503,815
Total earning assets	4,523,003	4,354,177	4,077,310	3,765,582	3,500,853	3,324,452
Noninterest-bearing deposits	455,709	417,861	442,267	409,850	398,337	368,413
Total deposits	3,735,789	3,648,567	3,393,234	3,178,863	2,947,669	2,881,518
Securities sold under agreements to repurchase	243,765	229,918	238,310	204,101	174,847	169,146
Advances from FHLB and other borrowings	255,263	234,887	234,482	215,739	208,773	143,802
Subordinated debt	97,476	97,476	97,476	90,465	82,476	82,476
Total stockholders’ equity	649,792	634,481	540,260	502,575	477,502	474,439

Statement of operations data, for the three months ended:
Interest income	$50,028	49,518	53,273	51,873	48,774	52,161
Interest expense	19,516	20,818	23,381	22,591	21,092	24,802

Net interest income	30,512	28,700	29,892	29,282	27,682	27,359
Provision for loan losses	65,320	13,610	3,710	3,125	2,787	1,591

Net interest income (loss) after provision for loan losses	(34,808)	15,090	26,182	26,157	24,895	25,768
Noninterest income	10,602	13,136	8,040	9,253	9,058	8,367
Noninterest expense	30,607	25,243	22,586	23,326	23,075	25,492

Income (loss) before taxes	(54,813)	2,983	11,636	12,084	10,878	8,643
Income tax expense (benefit)	(23,036)	893	3,583	3,288	2,917	2,579
Preferred dividends and accretion	1,470	1,447	309	—	—	—

Net income (loss) available to common stockholders	$(33,247)	643	7,744	8,796	7,961	6,064

Profitability and other ratios:
Return on avg. assets (1)	(2.67)%	0.05%	0.68%	0.83%	0.82%	0.65%
Return on avg. equity (1)	(20.52)%	0.41%	5.70%	6.96%	6.71%	5.14%
Net interest margin (2)	2.75%	2.72%	2.96%	3.14%	3.24%	3.37%
Noninterest income to total revenue (3)	25.79%	31.40%	21.19%	24.01%	24.66%	23.42%
Noninterest income to avg. assets (1)	0.85%	1.09%	0.71%	0.88%	0.93%	0.89%
Noninterest exp. to avg. assets (1)	2.45%	2.10%	1.99%	2.21%	2.36%	2.71%
Efficiency ratio (4)	74.44%	60.34%	59.54%	60.53%	62.81%	71.35%
Avg. loans to average deposits	94.15%	93.64%	96.74%	98.45%	99.81%	95.84%
Securities to total assets	18.39%	17.54%	17.87%	14.50%	12.69%	13.00%
Average interest-earning assets to average interest-bearing liabilities	116.67%	114.80%	115.79%	114.83%	116.10%	114.30%
Brokered time deposits to total deposits (16)	16.51%	17.39%	16.55%	13.95%	12.53%	7.78%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	June	March	Dec	Sept	June	March
(dollars in thousands)	2009	2009	2008	2008	2008	2008

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$100,328	33,863	10,860	17,743	13,067	17,124
Other real estate	$18,845	19,817	18,306	12,142	9,181	3,567
Past due loans over 90 days and still accruing interest	$—	3,871	1,508	3,241	2,272	2,002
Net loan charge-offs	$44,579	4,760	2,068	73	870	190
Allowance for loan losses to total loans	1.86%	1.30%	1.09%	1.09%	1.05%	1.04%
Allowance for loan losses to nonaccrual loans	65.9%	133.9%	335.9%	196.4%	243.3%	174.4%
As a percentage of total loans and ORE:
Past due accruing loans over 30 days	0.52%	1.12%	0.60%	0.61%	0.34%	0.77%
Nonperforming assets	3.34%	1.54%	0.86%	0.93%	0.73%	0.72%
Potential problem loans (5)	4.04%	2.59%	0.83%	0.83%	0.40%	0.64%
Annualized net loan charge-offs year-to-date to avg. loans (6)	2.81%	0.56%	0.10%	0.05%	0.07%	0.03%
Avg. commercial loan internal risk ratings (5)	4.6	4.3	4.2	4.2	4.0	4.1
Avg. loan account balances (7)	$189	185	177	170	163	170

Interest rates and yields:
Loans	4.52%	4.57%	5.27%	5.60%	5.77%	6.61%
Securities	4.60%	5.18%	5.40%	5.24%	5.10%	5.11%
Total earning assets	4.49%	4.66%	5.25%	5.53%	5.66%	6.37%
Total deposits, including non-interest bearing	1.76%	1.97%	2.28%	2.35%	2.42%	2.94%
Securities sold under agreements to repurchase	0.70%	0.64%	0.98%	1.33%	1.30%	1.98%
FHLB advances and other borrowings	2.52%	2.71%	3.24%	3.40%	3.20%	3.99%
Subordinated debt	4.39%	4.80%	5.99%	5.65%	5.46%	7.11%
Total deposits and interest-bearing liabilities	1.81%	2.01%	2.35%	2.44%	2.48%	3.04%

Capital ratios (8):
Stockholders’ equity to total assets	14.0%	12.8%	13.2%	11.8%	11.7%	12.3%
Leverage	11.1%	9.7%	10.5%	8.7%	8.5%	8.5%
Tier one risk-based	13.3%	11.8%	12.1%	9.8%	9.3%	9.5%
Total risk-based	15.0%	13.3%	13.5%	11.2%	10.3%	10.4%
Tangible common equity to tangible assets	7.4%	6.0%	6.2%	6.2%	5.8%	6.0%
Tangible common equity to risk weighted assets	9.0%	7.4%	7.5%	7.2%	6.6%	6.8%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	June	March	Dec	Sept	June	March	Dec
(dollars in thousands, except per share data)	2009	2009	2008	2008	2008	2008	2007

Per share data:
Earnings — basic	$(1.33)	0.03	0.33	0.38	0.36	0.27	0.35
Earnings — diluted	$(1.33)	0.03	0.31	0.36	0.34	0.26	0.33
Book value per common share at quarter end (9)	$18.57	22.30	22.40	21.63	21.33	21.22	20.95

Weighted avg. common shares — basic	24,965,291	23,510,994	23,491,356	23,174,998	22,356,667	22,331,398	17,753,661
Weighted avg. common shares — diluted	24,965,291	24,814,408	24,739,044	24,439,642	23,629,234	23,484,754	19,110,851
Common shares outstanding	32,929,747	24,060,703	23,762,124	23,699,790	22,587,564	22,467,263	22,264,817

Investor information:
Closing sales price	$13.32	23.71	29.81	30.80	20.09	25.60	25.42
High sales price during quarter	$24.01	29.90	32.00	36.57	29.29	26.75	30.93
Low sales price during quarter	$12.86	13.32	22.01	19.30	20.05	20.82	24.85

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$213,218	192,932	72,097	71,903	79,693	59,757	40,273
Gross fees (10)	$3,032	2,656	1,464	1,293	1,364	1,114	750
Gross fees as a percentage of mortgage loans originated	1.42%	1.38%	2.03%	1.80%	1.71%	1.86%	1.86%
Commercial loans sold	$—	—	—	695	8	4	8
Gains on sales of investment securities, net	$2,116	4,346	—	—	—	—	16
Brokerage account assets, at quarter-end (11)	$786,000	671,000	686,000	848,000	826,000	859,000	878,000
Trust account assets, at quarter-end	$580,000	544,000	588,000	537,000	527,000	493,000	464,000
Floating rate loans as a percentage of total loans (12)	39.8%	40.0%	41.4%	41.4%	44.0%	41.4%	41.8%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$102,515	122,123	125,429	136,069	125,308	113,701	110,352
Core deposits to total funding (13)	48.7%	46.7%	50.5%	50.9%	52.3%	57.6%	58.2%
Risk-weighted assets	$3,942,844	3,825,590	3,705,606	3,493,361	3,353,142	3,181,612	3,083,215
Total assets per full-time equivalent employee	$6,752	6,728	6,614	5,999	5,828	5,669	5,415
Annualized revenues per full-time equivalent employee	$221.7	226	209.9	214.4	209.8	209.5	161.8
Number of employees (full-time equivalent)	746.0	736.0	719.0	723.0	704.5	686.0	702.0
Associate retention rate (14)	92.5%	92.1%	88.9%	90.8%	90.9%	92.0%	89.7%

Selected economic information (in thousands) (15):
Nashville MSA nonfarm employment	735.2	733.0	755.4	760.4	758.1	762.0	778.6
Knoxville MSA nonfarm employment	323.8	324.5	332.0	335.7	335.7	335.2	338.7
Nashville MSA unemployment	9.3%	8.8%	6.5%	6.0%	5.8%	4.9%	4.2%
Knoxville MSA unemployment	8.8%	8.2%	6.4%	5.6%	5.6%	4.7%	4.0%
Nashville residential median home price	$170.7	161.0	163.8	169.9	183.6	178.4	187.9
Nashville inventory of residential homes for sale	15.0	14.0	12.9	15.1	15.8	15.1	13.4
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA — UNAUDITED

	As of June 30,	As of December 31,
(dollars in thousands, except per share data)	2009	2008

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$5,036,742	$4,754,075
Less: Goodwill	(244,116)	(244,161)
Core deposit and other intangibles	(15,237)	(16,871)

Net tangible assets	$4,777,389	$4,493,043

Tangible common equity:
Total stockholders’ equity	$703,772	$627,298
Less: Preferred stock	(88,877)	(88,348)
Goodwill	(244,116)	(244,161)
Core deposit and other intangibles	(15,237)	(16,871)

Net tangible common equity	$355,542	$277,918

Tangible common equity divided by tangible assets	7.44%	6.19%

Tangible common equity per common share	$10.80	$11.70

	For the three months ended June 30,		For the six months ended June 30,
(dollars in thousands)	2009	2008	2009	2008

Average tangible assets:
Total average assets	$5,001,489	$3,913,519	$4,935,825	$3,843,781
Less: Average intangible assets	(259,954)	(259,217)	(260,340)	(259,012)

Net average tangible assets	$4,741,535	$3,654,302	$4,675,485	$3,584,769

Average tangible equity:
Total average stockholders’ equity	$649,792	$477,502	$642,177	$475,971
Less: Average intangible assets	(259,954)	(259,217)	(260,340)	(259,012)

Net average tangible stockholders’ equity	$389,838	$218,285	$381,837	$216,959

Net income (loss) available to common stockholders	$(33,246)	$7,961	$(32,603)	$14,026

Return on average tangible assets (annualized)	(2.81)%	0.88%	(1.41)%	0.79%

Return on average tangible stockholders’ equity (annualized)	(34.21)%	14.67%	(17.22)%	13.00%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

1.	Ratios are presented on an annualized basis.

2.	Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.

3.	Total revenue is equal to the sum of net interest income and noninterest income.

4.	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

5.	Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.

6.	Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

7.	Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.

8.	Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:

Equity to total assets — End of period total stockholders’ equity as a percentage of end of period assets.

Leverage — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

9.	Book value per share computed by dividing total stockholders’ equity less preferred stock and common stock warrants by common shares outstanding.

10.	Amounts are included in the statement of operations in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.

11.	At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.

12.	Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.

13.	Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

14.	Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.

15.	Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.

16.	Brokered deposits do not include balances under the Certificate of Deposit Account Registry Service (CDARS).